Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Attovia Therapeutics, Inc. of our report dated June 5, 2026, except for the effects of the reverse stock split discussed in Note 16 to the financial statements, as to which the date is July 29, 2026 relating to the financial statements of Attovia Therapeutics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

July 29, 2026